                                                                   EXHIBIT 23.2

                        Consent of Independent Auditors

The Board of Directors
Citigroup Inc.:

   We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement on Form S-4 ("Registration Statement") of Citigroup Inc. of our report dated January 17, 2002, with respect to the consolidated statement of financial position of Citigroup Inc. and subsidiaries ("Citigroup") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is included in the Annual Report on Form 10-K of Citigroup for the year ended December 31, 2001 and to the references to our firm under the headings "Experts" and "Selected Financial Data" in the Registration Statement. As discussed in Note 1 to the consolidated financial statements, in 2001 Citigroup changed its methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. Also, as discussed in Note 1 to the consolidated financial statements, in 1999 Citigroup changed its methods of accounting for insurance-related assessments, accounting for insurance and reinsurance contracts that do not transfer insurance risk, and accounting for the costs of start-up activities.

                                          KPMG LLP

New York, New York
July 22, 2002